Exhibit 10.5

Certain information in this document, marked by brackets [****], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

THIS AGREEMENT is effective the first day of January 2019 notwithstanding the date or date hereof

The University of Dundee, established by Royal Charter dated 20 July 1967 and a Scottish registered charity registered under number SC015096, whose principal address is at 149 Nethergate, Dundee DD1 4HN ("the Assignor")

and

ExScientia Limited, a company registered in Scotland under number SC428761 and having its registered office at Dundee Incubator, James Lindsay Place, Dundee, United Kingdom, DD1 5JJ ("the Assignee")

together "the Parties"

WHEREAS:

(1)	The Parties entered into a licence dated 10 September 2012 (the Licence") whereby the Assignor licensed certain IPR as defined therein to the Assignee. In the Licence the Assignee is designated by its former name Ex Scientia Limited and at its previous registered office of 14 City Quay, Dundee, DD1 3JA

(2)            The IPR includes the patent estate detailed in Schedule 1 (the "Patents")

(3)            The Assignee wishes to acquire the IPR by way of an assignation

(4)            The Assignor wishes to assign the IPR to the Assignee subject to the terms and conditions of this Agreement.

IT IS AGREED as follows.

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

"Affiliate"	means, in relation to a body corporate, any subsidiary or holding company of the body corporate and any subsidiary of any such holding company;

"Effective Date"	means 1st January 2019; and

"Fee"	means the sum of [****] payable in consideration of the assignation in accordance with clause 3 below

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1.2	Unless the context otherwise requires, each reference in this Agreement to:

1.2.1	"writing", and any cognate expression, includes a reference to any communication effected by electronic or facsimile transmission or similar means;

1.2.2	a statute or a provision of a statute is a reference to that statute or provision as amended or re-enacted at the relevant time;

1.2.3	"this Agreement" is a reference to this Agreement and each of the Schedules as amended or supplemented at the relevant time;

1.2.4	a Schedule is a schedule to this Agreement;

1.2.5	a Clause or paragraph is a reference to a Clause of this Agreement (other than the Schedules) or a paragraph of the relevant Schedule; and

1.2.6	a "Party" or the "Parties" refer to the parties to this Agreement.

1.3	The headings used in this Agreement are for convenience only and shall have no effect upon the interpretation of this Agreement.

1.4	Words imparting the singular number shall include the plural and vice versa.

2.	Assignation

Subject to the timely payment and receipt of the Fee in accordance with Clause 3, the Assignor hereby assigns to the Assignee as of the Effective Date with full title guarantee all rights, title and interest in and to the IPR including, but not limited to:

2.1	the right to bring any proceedings and obtain any remedy in respect of any infringement of the Patents which has occurred prior to the date of this Agreement;

2.2	all other intellectual property rights subsisting in the Patents including, but not limited to, copyright and design rights;

2.3	the full entitlement to any applications comprised in the Patents or which may be made based on the IPR and to patents arising therefrom, for the full term thereof;

2.4	the right to apply for patent protection or any other form of registered protection for any and all inventions comprised in the IPR including, but not limited to, the right to claim priority with respect to the Patents.

3.	Fee and Payment

3.1	The Assignee shall pay to the Assignor the Fee in consideration for the assignment of the Patent(s) under this Agreement exclusive of any value added tax or other tax payable on the assignation of the IPR under this Agreement on receipt by the Assignee of an invoice for the Fee from the Assignor

3.2	Payment of the Fee shall not discharge the Assignee from payment of royalties and any reimbursement of costs due under the Licence accrued prior to the Effective Date. The Assignee agrees to pay all such sums to the Assignor within 60 days of execution hereof.

3.3	Subject to 3.2 above, on payment of the Fee the Licence shall be deemed terminated as of the Effective Date.

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4.	Proceedings

4.1	The Assignor shall, on request, provide the Assignee with reasonable assistance in relation to any legal action which may be brought by the Assignee in accordance with its rights under sub-Clause 2.1 or be brought against the Assignee in respect of the IPR.

4.2	The Assignee shall reimburse the Assignor for any reasonable costs or expenses (including legal costs) incurred by the Assignor in providing assistance under this Clause 4.

4.3	The rights under sub-Clause 2.1 and the provisions of this Clause 4 shall apply notwithstanding any warranty given by the Assignor under Clause 6.

5.	Further Assistance

5.1	Subject to receipt of the Fee, the Assignor shall, at the Assignee's reasonable expense, provide all reasonable assistance that may be reasonably required by the Assignee in order to:

5.1.1	perfect or confirm the assignation of the IPR including, but not limited to, performing all acts and executing all documents required to vest the Patents and all relevant associated rights in the Assignee;

5.1.2	give the Assignee the full benefit of this Agreement;

5.1.3	assist the Assignee or its licensees to take legal action against third parties in respect of any infringement of the Patent(s);

5.1.4	assist the Assignee or its licensees to defend any legal proceedings brought by third parties in relation to the use of the IPR by the Assignee or its licensees.

5.1.5	The Assignee shall reimburse the Assignor for any reasonable costs or expenses (including legal costs) incurred by the Assignor in complying with the requests of the Assignee under sub-Clause 5.1.

5.2	Within thirty days of execution of this Agreement, the Assignor shall deliver up to the Assignee originals (or copies if originals are not available) of any and all correspondence, documents, evidence and legal advice which relates to:

5.2.1	the creation of the IPR;

5.2.2	any and all previous transfers of ownership of the IPR); or

5.2.3	any ongoing matters relating to the Patent(s) where the same are within the power, possession, custody or control of the Assignor or of an Affiliate.

5.3	Nothing within this Agreement shall be interpreted as prohibiting the Licensor from using the IPR in pursuit of its own non-commercial research and teaching activities.

6.	Assignor's Warranties

6.1	The Assignor hereby warrants and represents that:

6.1.1	the IPR is owned solely, exclusively and absolutely by the Assignor and that the Assignor is free to assign it/them absolutely to the Assignee;

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6.1.2	the Patents exist and, but for the assignment to the Assignee under this Agreement, would be fully enforceable by the Assignor against any third party;

6.1.3	no third party has any right, title or interest in the IPR nor has claimed the same at any time prior to the Effective Date;

6.1.4	to the best of its current knowledge and belief after due and diligent enquiry, the Patents are free from any and all charges and encumbrances;

6.1.5	to the best of its current knowledge and belief after due and diligent enquiry, the Patents are not being infringed (nor threatened to be so) by any third party as at the Effective Date;

6.1.6	to the best of its current knowledge and belief after due and diligent enquiry, no third party has infringed the Patent(s) at any time prior to the Effective Date.

6.2	The Assignor gives neither warranties nor makes any representations beyond those detailed in sub-Clause 6.1 with respect to the IPR and any other matters arising out of this Agreement.

6.3	The Assignor hereby acknowledges that, in entering into this Agreement, it does not rely on any warranty, representation or undertaking other than those expressly set out in this Agreement and further waives any claim for breach of any representation which is not specifically contained in this Agreement as a warranty, save for those made fraudulently.

7.	Assignee's Warranties

7.1	The Assignee hereby warrants and represents that:

7.1.1	it has the right to enter into this Agreement;

7.1.2	it shall pay the Fee in accordance with Clause 3; and

7.1.3	it shall not exceed the rights granted by this Agreement;

7.1.4	from the Effective Date it is solely responsible with the costs of protection and maintenance of the IPR

7.2	The Assignee hereby acknowledges that, in entering into this Agreement, it does not rely on any warranty, representation or undertaking other than those expressly set out in this Agreement and further waives any claim for breach of any representation which is not specifically contained in this Agreement as a warranty, save for those made fraudulently.

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8.	Indemnity

8.1	The Assignee shall indemnify and hold harmless the Assignor against any claim, loss, damage, proceedings, settlement, costs or expenses howsoever arising, directly or indirectly, as a result of any breach or non-performance by the Assignee of any of its obligations, undertakings or warranties as set out in this Agreement.

8.2	The Assignee shall indemnify and hold harmless the Assignor against any claim, loss, damage, proceedings, settlement, costs or expenses howsoever arising, directly or indirectly, as a result of its use of the Patents including, but not limited to, manufacture, use, sale or other dealing in any product made under the Patents.

8.3	The Indemnities in sub-Clauses 8.3 and 8.4 shall apply provided that in all cases the Indemnitee shall:

8.3.1	notify the Indemnitor as soon as is reasonably possible of any claim, loss or damage;

8.3.2	consult with the Indemnitor as to the action to be taken in dealing with any such matters; and

8.3.3	make no agreement with any third party for the payment of any sum without the prior agreement of the Indemnitor, such agreement not to be unreasonably withheld.

8.5.	To the extent permitted by law, the maximum limit of the Assignor's liability to the Assignee, whether in contract, tort, negligence, breach of statutory duty or otherwise shall be limited to [****].

9.	Assignment of Agreement

The Assignee shall have the right to assign, transfer, sub-contract, or in any other manner make over to any third party the benefit and/or burden of this Agreement without the prior written consent of the Assignor.

10.	Notices

10.1	All notices under this Agreement shall be in writing and be deemed duly given if signed by the Party giving the notice or by a duly authorised officer thereof, as appropriate.

10.2	Notices shall be deemed to have been duly given:

10.2.1	when delivered, if delivered by courier or other messenger (including registered mail) during the normal business hours of the recipient; or

10.2.2	on the second business day following mailing, if mailed by first class ordinary mail, postage prepaid;

10.3	All notices under this Agreement shall be addressed to the most recent address notified to the other Party.

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11.	Force Majeure

Neither Party to this Agreement shall be liable for any failure or delay in performing their obligations where such failure or delay results from any cause that is beyond the reasonable control of that Party. Such causes include, but are not limited to: power failure, Internet Service Provider failure, industrial action, civil unrest, fire, flood, storms, earthquakes, acts of terrorism, acts of war, governmental action or any other event that is beyond the control of the Party in question.

12.	No Waiver

The Parties agree that no failure by either Party to enforce the performance of any provision in this Agreement shall constitute a waiver of the right to subsequently enforce that provision or any other provision of this Agreement. Such failure shall not be deemed to be a waiver of any preceding or subsequent breach and shall not constitute a continuing waiver.

13.	Severance

The Parties agree that, in the event that one or more of the provisions of this Agreement is found to be unlawful, invalid or otherwise unenforceable, that those provisions shall be deemed severed from the remainder of this Agreement. The remainder of this Agreement shall be valid and enforceable.

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14.	Law and Jurisdiction

14.10	This Agreement (including any non-contractual matters and obligations arising therefrom or associated therewith) shall be governed by, and construed in accordance with, the laws of Scotland.

14.11	Any dispute, controversy, proceedings or claim between the Parties relating to this Agreement (including any non-contractual matters and obligations arising therefrom or associated therewith) shall fall within the jurisdiction of the courts of Scotland.

IN WITNESS WHEREOF this Agreement comprising of this ad the preceding five pages together with the Schedule attached has been duly executed the day and year first before written

SIGNED in Dundee for and on behalf of the University of Dundee by Karen Sullivan Director Research and Innovation Services

/s/ Karen Sullivan	18.09.19
date

In the presence of this witness

/s/ I. Van Der Toorn
signature

IRENE VAN DER TOORN
name

UNIVERSITY OF DUNDEE

RESEARCH & INNOVATION SERVICES, DUNDEE
address

PA to the Director
occupation

SIGNED for and on behalf of Exscientia Limited by
one of its directors in Oxford

/s/	01/10/2019
date

In the presence of this witness

In the presence of this witness

/s/ Ben Ashwell-Fryer
signature

BEN ASHWELL-FRYER
name

15 SIMMONS FIELDS, READING,

BERKS, RG10 9WW
address

ACCOUNTANT

occupation

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This is the Schedule to which reference is made in the Assignation between the University of Dundee and Exscientia Limited

SCHEDULE 1

TABLE 1

Territory	Application No	Filed	Title	Publication No	Priority
EP	10801225.3	2010-11-22	Design of Molecules	2502173	2009-11-20
IN	1329/MUMNP/2012	2012-05-29	Design of Molecules	50/2013	2009-11-20
US	14/986516	2015-12-31	Design of Molecules	2016/0196412	2009-11-20

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